Exhibit (d)(28)

Schedule A

Form Of

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 19, 2008, between

Fidelity Management & Research Company

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Fixed-Income Trust	Fidelity Series Investment Grade Bond Fund	Fixed-Income	__/__/2008

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